EXHIBIT 10.1

SECOND AMENDMENT TO

FOURTH AMENDED AND RESTATED COOPERATION AGREEMENT

This Second Amendment to the Fourth Amended and Restated Cooperation Agreement, dated as of September 5, 2025 (this “Amendment”), is by and among Avis Budget Group, Inc. (the “Company”) and the entities set forth on Schedule A hereto (together with their Affiliates, “SRS”).

WHEREAS, the Company and SRS have previously entered into that certain Fourth Amended and Restated Cooperation Agreement, dated as of December 23, 2022, as amended (the “Agreement”), with respect to certain matters relating to the Board of Directors of the Company (the “Board”) and certain other matters, as provided therein; and

WHEREAS, the Company and SRS desire to amend the provisions relating to certain voting commitments set forth in the Agreement and make certain other amendments to the Agreement as set forth herein.

NOW, THEREFORE, pursuant to Section 23 of the Agreement, and in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and SRS wish to amend the Agreement on the terms set forth herein, and agree as follows, effective as of the date hereof:

1.           Section 1 of the Agreement shall be replaced in its entirety to read as follows:

(a)               “Until SRS ceases to Beneficially Own at least 10% of the issued and outstanding Voting Securities of the Company, the Board and all applicable committees of the Board shall take all necessary actions so that the size of the Board is fixed at five (5) or six (6) directors. In the event a director who is not a SRS Director resigns, retires, is removed, or is otherwise unable to serve on the Board, the Board shall act expeditiously to appoint a replacement director who is not a SRS Director.”

(b)               “No more than two (2) directors of the Company shall be SRS Directors.”

(c)               “Notwithstanding the foregoing, in the event SRS sells or otherwise transfers any Voting Securities of the Company to an Interested Shareholder without the prior approval of a majority of directors who are not SRS Directors or Interested Shareholder Directors, the size of the Board shall be determined by the Board in its sole discretion, provided, that no more than the greater of (x) one-third (1/3) of the Board and (y) two (2) directors shall be entitled to be comprised of SRS Directors and/or Interested Shareholder Directors.”

2.           Section 4(b) of the Agreement is amended in its entirety to read as follows:

“In the event SRS Beneficially Owns (as a result of buybacks or repurchases by or on behalf of the Company, purchases by SRS, or otherwise) the right to exercise voting rights attached to Voting Securities in excess of 45% of the issued and outstanding Voting Securities (the “Excess Voting Rights”), and for so long as SRS continues to (i) have the right to exercise such Excess Voting Rights, and (ii) Beneficially Own more than 45% of the issued and outstanding Voting Securities, SRS shall (A) on each and every matter that is submitted to the stockholders of the Company for their vote and with respect to which the Excess Voting Rights may be voted by SRS, exercise such Excess Voting Rights in the same proportion in which all other Voting Securities voted on such matter are voted (treating broker non-votes and abstentions as votes “against” (except with respect to votes of the stockholders of the Company for the election of directors) and without taking into consideration, in determining such proportions, any Voting Securities that are voted by SRS on such matter), and (B) take reasonable steps to cooperate with the Company in order to exercise such Excess Voting Rights in the manner contemplated by this Section 4(b). The Company acknowledges that immediately after the execution of this Amendment, SRS shall Beneficially Own the right to exercise voting rights attached to Voting Securities of approximately 49.5% of the issued and outstanding Voting Securities (such that the Excess Voting Rights provisions shall apply immediately after the execution of this Amendment.)”

3.           Section 11 of the Agreement is amended and restated to read as follows:

“Extraordinary Transactions. For so long as (i) SRS or an Affiliate of SRS has Beneficial Ownership of 5% or more of the issued and outstanding Voting Securities or (ii) a director of the Company that was appointed or designated by SRS or an Affiliate of SRS continues to serve on the Board, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of all or a substantial portion of the Company’s assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or any of their respective securities (each, an “Extraordinary Transaction”) between the Company or its subsidiaries and SRS or its Affiliates shall be negotiated with and approved by a special committee of the Board comprised solely of directors who and who are not former or current employees of, or advisors or consultants to, SRS or an Affiliate of SRS. For so long as (i) SRS or an Affiliate of SRS has Beneficial Ownership of 5% or more of the issued and outstanding Voting Securities or (ii) a director of the Company that was appointed or designated by SRS or an Affiliate of SRS continues to serve on the Board, in the event of any Extraordinary Transaction, SRS shall not, directly or indirectly, in any way participate in a such transaction, unless such Extraordinary Transaction provides for the same type and amount of per share consideration (or the right to elect to receive the same type and amount of consideration), in respect of shares of Company Common Stock and/or any other equity interests of the Company or its subsidiaries that is subject to such Extraordinary Transaction (excluding, for the avoidance of doubt, any customarily “excluded shares” such as dissenting stockholders); provided, that, with respect to any such Extraordinary Transaction involving less than 100% of the Company Common Stock, each holder of Company Common Stock (other than customarily “excluded shares” such as dissenting stockholders) must have the same right to participate in such Extraordinary Transaction, including with respect to the election to participate in such transaction (if any) on the same economic terms and to proportionate treatment (based on economic ownership) in the case of any cut-back mechanics or offer limitations. SRS shall not, directly or indirectly, enter into any other transaction in connection with an Extraordinary Transaction that would, or may reasonably result in, additional or disparate consideration for SRS in avoidance of the intent of this provision.”

4.           The Agreement is amended by inserting a new Section 14 to read as follows:

“Section 14. Transfer Restrictions. Unless previously approved by a majority of directors who are not SRS Directors or Interested Shareholder Directors, SRS shall not, other than through open market or block trade brokered sale transactions where (i) the identity of the purchaser is unknown to SRS, or (ii) SRS does not directly or indirectly select or influence the selection of the purchaser, sell, offer or agree to sell any Voting Securities of the Company to any Third Party that, to the knowledge of SRS after due inquiry, (x) is an Interested Shareholder or (y) would result in such Third Party becoming an Interested Shareholder, unless prior to such transaction, such Third Party agrees with the Company pursuant to a written agreement reasonably satisfactory to the Company that (a) such Third Party shall be deemed an “interested stockholder” under Section 203 of the Delaware General Corporation Law (“DGCL”) and subject to Section 203 of the DGCL for a period of five (5) years from the date such Third Party becomes an Interested Shareholder as a result of acquiring Voting Securities from SRS and (b) such Third Party shall vote or cause to be voted all Voting Securities of the Company Beneficially Owned by such Third Party in favor of all proposals to uphold and give effect to the provisions of Section 1(c) for a period of five (5) years from the date such Third Party becomes an Interested Shareholder as a result of acquiring Voting Securities from SRS. The provisions of this Section 14 shall be applicable to any Interested Shareholder and their transferees, successors and assigns, mutatis mutandis, with all references to “SRS” deemed to refer to such Interested Shareholder and all references to “Third Party” deemed to refer to such Interested Shareholder’s transferees, successors and assigns.”

5.           Section 14 of the Agreement is amended to read as Section 15 and to add new definitions for “SRS Director”, “Interested Shareholder” and “Interested Shareholder Director”, to read as follows:

““SRS Director” means a director of the Company who (i) is a former or current employee of, or party to any arrangement, agreement or understanding with, SRS or any of its Affiliates (other than a former employee who has not been employed by, or who has not been party to any arrangement, agreement or understanding with, SRS during the three (3) year period prior to any date of determination as to whether such director constitutes a “SRS Director” and who does not currently receive or is entitled to receive any compensation, carried interest, or other economic benefit from SRS) or (ii) is party to any arrangement, agreement or understanding with SRS with respect to the Company that would reasonably be expected to affect such director’s independence from SRS. For the avoidance of doubt, Avis understands that SRS receives advice from time to time in the ordinary course of its business from various financial institutions, and acknowledges that the fact that a proposed director candidate is an employee of any such financial institution shall not, in and of itself, cause such candidate to be deemed an “SRS Director” pursuant to the foregoing; provided, however, a proposed director candidate who has provided advisory services and received compensation (including bonus compensation) directly related to such services shall be deemed a “SRS Director.”

““Interested Shareholder” means any Third Party who, together with its Affiliates or Associates, Beneficially Owns ten percent (10%) or more of the issued and outstanding Voting Securities of the Company.”

““Interested Shareholder Director” means a director of the Company who (i) is a former or current employee of, or a party to any arrangement, agreement or understanding with, an Interested Shareholder or any of its Affiliates (other than a former employee who has not been employed by, or who has not been party to any arrangement, agreement or understanding with, such Interested Shareholder during the three (3) year period prior to any date of determination as to whether such director constitutes an “Interested Shareholder Director” and who does not currently receive or is entitled to receive any compensation, carried interest, or other economic benefit from such Interested Shareholder or any of its Affiliates) or (ii) is a party to any arrangement, agreement or understanding with such Interested Shareholder or any of its Affiliates with respect to the Company that would reasonably be expected to affect such director’s independence from such Interested Shareholder.”

6.           Defined Terms. All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the Agreement.

7.         Ratification of Agreement. Except as set forth herein, the Agreement shall remain unmodified and in full force and effect (it being understood, for the avoidance of doubt, that any provision of the Agreement that terminated prior to the date hereof shall remain terminated and not be deemed affected by the execution hereof and the provisions of the Agreement shall be deemed automatically renumbered to reflect the amendments set forth herein, and all cross-references in the Agreement shall be deemed to refer to such renumbered provisions).

8.           Counterparts. This Amendment may be executed in two or more counterparts, which together shall constitute a single agreement.

9.           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment, or caused the same to be executed by its duly authorized representative as of the date first above written.

AVIS BUDGET GROUP, INC.

By:	/s/ Jean M. Sera
Name:	Jean M. Sera
Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

[Signature Page to Second Amendment to Fourth Amended and Restated Cooperation Agreement]

SRS INVESTMENT MANAGEMENT, LLC

By:	/s/ David B. Zales
	Name:	David B. Zales
	Title:	General Counsel

SRS PARTNERS MASTER FUND LP

By:	SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
	Name:	David B. Zales
	Title:	General Counsel

SRS SPECIAL OPPORTUNITIES MASTER II, LP

By:	SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
	Name:	David B. Zales
	Title:	General Counsel

SRS LONG OPPORTUNITIES MASTER FUND, LP

By:	SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
	Name:	David B. Zales
	Title:	General Counsel

[Signature Page to Second Amendment to Fourth Amended and Restated Cooperation Agreement]

SCHEDULE A

SRS Investment Management, LLC

SRS Partners Master Fund LP

SRS Special Opportunities Master II, LP

SRS Long Opportunities Master Fund, LP